Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
POLYMEDIX, INC.
     POLYMEDIX, INC., (the “Corporation”), a corporation organized and existing under of the General Corporation Law of the State of Delaware, does hereby certify:
     FIRST: That the board of directors of the Corporation (the “Board of Directors”), at a duly convened meeting of the Board of Directors, duly adopted a resolution declaring advisable the amendments of the Amended and Restated Certificate of Incorporation of the Corporation, filed with the Office of the Secretary of State of the State of Delaware on November 8, 2005, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation (together, the “Certificate”), filed with the Office of the Secretary of State of the State of Delaware on February 24, 2006, , and submitted the same to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendments is as follows:
     RESOLVED, that the first sentence of Article FOURTH, be amended and restated in its entirety as follows:
“Fourth. The Corporation shall be authorized to issue 90,000,000 shares of Common Stock, with a par value of $0.001 per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, with a par value of $0.001 per share (the “Preferred Stock”).”
     AND IT IS FURTHER RESOLVED, that a new Article TENTH be inserted as follows:
“Tenth. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors is expressly authorized to make, amend, alter and repeal the Bylaws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation of the Corporation.
     SECOND: That the stockholders of the Corporation have duly approved the aforesaid amendment in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 5th day of June, 2007.

POLYMEDIX, INC.
By:	/s/ Nicholas Landekic
	Name:	Nicholas Landekic
	Title:	President and Chief Executive Officer